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EXHIBIT 5


                                 LANCE C. MARTIN
                                 ATTORNEY AT LAW
                              24370 W. OLD OAK DR.
                               MUNDELEIN, IL 60060
                                  (847)487-2283


October 25, 2004

Re: LEGALITY AND AUTHORIZATION OF SHARES ISSUED UNDER FORM S-8 REGISTRATION STATEMENT


Gentlemen:

         I have acted as special counsel for GFY Foods, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is amending the previously registered Benefit Plan now entitled "The Amended and Restated 2004 Benefit Plan of GFY Foods, Inc." ("Benefit Plan") pursuant to which the Company has authorized the issuance of one billion one million seven thousand (1,001,007,000) shares of the Company's common stock, par value $0.001 (the "Shares"). These shares have been adjusted for a reverse stock split that was effective on July 13, 2004 at a rate of two hundred and fifty for one, and a reverse stock split that was effective on October 25, 2004 at a rate of one thousand for one.

         In connection with the preparation of this Opinion, I have examined or discussed the following:

1. The Company's Articles of Incorporation, and Certificates of Amendment of Articles and Bylaws as submitted to me by the Company pursuant to my request for same;

2. The Registration Statement herein referenced;

3. The Board of Directors Resolution dated January 15, 2004, authorizing and approving the Company's 2004 Benefit Plan and the preparation of the Registration Statement;

4. The Board of Directors Resolution dated April 21, 2004, authorizing and approving the amendment to the Company's 2004 Benefit Plan.

5. The Board of Directors Resolution dated July 14, 2004, authorizing and approving the amendment to the Company's 2004 Benefit Plan.

6. The Board of Directors Resolution dated October 25, 2004, authorizing and approving the amendment to the Company's 2004 Benefit Plan.

6. The Company's Form 8-K Dated January 7, 2004.

7. The Company's Form 10-KSB for the fiscal year ended March 31, 2004 (as amended) and the Company's Form 10-QSB for the quarterly period ended June 30, 2004;

8. Such other documents as I have deemed necessary for the purposes of this Opinion.

         Additionally, I have made such investigations of federal law, as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

         The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the one billion one million seven thousand (1,001,007,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the number of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

         This opinion is based upon and subject to the qualifications and limitations specified below:

(A) Certain of the remedial provisions of the 2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

(B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

(C) I have been advised by a Director of GFY Foods that the October 16, 2003 temporary Restraining Order and asset freeze will have no bearing on this transaction.

(D) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

(E) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

(F) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradability of any Shares issued pursuant to the Benefit Plan.

(G) I am admitted to practice law in the State of Illinois. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

(H) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as of the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect of this opinion.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my prior written consent.

Sincerely,

/s/ Lance C. Martin
------------------------
Lance C. Martin